Exhibit 99.1

PSB HOLDINGS, INC.

40 Main Street

Putnam, CT 06260

For Immediate Release

CONTACT: Robert J. Halloran, Jr., President and Chief Financial Officer

    (860) 928-6501

PSB Holdings, Inc. Reports Earnings

For the Three and Nine Months Ended March 31, 2007

PUTNAM, CT, April 19, 2007 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Savings Bank, reported net income of $294,000 or $.04 per basic and per diluted share for the three months ended March 31, 2007 compared to net income of $531,000 or $.08 per basic and per diluted share for the three months ended March 31, 2006. For the nine months ended March 31, 2007, net income totaled $1.3 million or $.19 per basic and per diluted share as compared to $1.7 million or $.24 per basic and per diluted share for the nine months ended March 31, 2006. The decrease in net income reflected lower net interest and dividend income due to the flat yield curve. In addition, during the three months ended March 31, 2007, the Company established a new subsidiary, Putnam Bank Mortgage Servicing Company, a qualified “passive investment company,” that is intended to reduce Connecticut state taxes on interest earned on real estate loans in future years. As part of this formation of the subsidiary, the Company incurred a one-time adjustment to deferred taxes that resulted in additional tax expense of $147,000 for the three and nine months ended March 31, 2007.

Asset Growth

At March 31, 2007, total assets were $483.0 million, an increase of $8.6 million, or 1.8% from June 30, 2006 and an increase of $53.3 million, or 12.4% from March 31, 2006. This growth in assets since March 31, 2006 reflected an increase of $40.2 million, or 21.7%, in total loans to $225.2 million at March 31, 2007 from $185.0 million at March 31, 2006 and an increase of $6.8 million, or 3.2%, in investment securities to $221.0 million at March 31, 2007 from $214.2 million at March 31, 2006. Borrowed funds increased by $51.8 million, or 59.6%, to $138.8 million at March 31, 2007 from $87.0 million at March 31, 2006. Total deposits decreased by $881,000, or .3%, to $288.9 million at March 31, 2007 from $289.8 million at March 31, 2006. Total capital was $51.7 million at March 31, 2007 compared to $49.9 million at March 31, 2006, primarily due to a net decrease to the unrealized loss on available for sale securities of $1.2 million, year-to-date net income of $1.3 million less year-to-date dividends of $536,000.

“Like other financial institutions, the flat yield curve environment continues to place stress on our bottom line,” said President Robert J. Halloran, Jr. “Our financial results are buoyed by the continued strong performance of our lending operations. Our commercial and retail lending efforts realized a combined increase of $40.2 million or 21.7% during the last twelve months.”

Net Interest Income

Net interest income for the three months ended March 31, 2007 was $2.5 million, a decrease of $205,000 or 7.5% over the three months ended March 31, 2006. This decrease was primarily due to a reduction in the net interest margin from 2.86% for the three months ended March 31, 2006 to 2.28% for the three months ended March 31, 2007. During the three and nine months ended March 31, 2007, the cost of our interest-bearing liabilities continued to increase more rapidly than yields on our interest-earning assets, reflecting the flat yield curve. In response to the challenging interest rate environment, we increased our investment in Auction Rate Preferred securities, from an average of $21.7 million for the nine months ended March 31, 2006 to $40.5 million for the nine months ended March 31, 2007. These investments, although issued at a lower coupon rate, are eligible for the dividends-received deduction for tax purposes, resulting in a higher yield after taxes. We also increased our investment in tax-exempt Bank Owned Life Insurance. Excluding the one-time tax provision of $147,000 this quarter, these strategies resulted in a decrease of $138,000 in tax expense for the three months ended March 31, 2007 compared to the three months ended March 31, 2006 and a reduction of $556,000 for the nine months ended March 31, 2007. Average interest-earning assets increased by $61.4 million or 15.7% to $451.8 million for the three months ended March 31, 2007 from $390.4 million for the three months ended March 31, 2006. The yield on average interest-earning assets increased 35 basis points to 5.66% for the three months ended March 31, 2007 as compared to 5.31% for the three months ended March 31, 2006. Average interest-bearing liabilities increased by $61.1 million or 18.8% to $385.7 million for the three months ended March 31, 2007 from $324.6 million for the three months ended March 31, 2006. The cost of average interest-bearing liabilities increased 101 basis points to 3.96% for the three months ended March 31, 2007 as compared to 2.95% for the three months ended March 31, 2006.

Net interest income for the nine months ended March 31, 2007 was $7.8 million, a decrease of $135,000 or 1.7% over the nine months ended March 31, 2006. This was primarily due to the decrease in the net interest margin to 2.31% from 2.94%. Average interest-earning assets increased by $90.6 million or 25.2% to $450.0 million for the nine months ended March 31, 2007 from $359.4 million for the nine months ended March 31, 2006. The yield on average interest-earning assets increased 43 basis points to 5.59% for the nine months ended March 31, 2007 as compared to 5.16% for the nine months ended March 31, 2006. Average interest-bearing liabilities increased by $89.8 million or 30.7% to $382.3 million for the nine months ended March 31, 2007 from $292.5 million for the nine months ended March 31, 2006. The cost of average interest-bearing liabilities increased 114 basis points to 3.86% for the nine months ended March 31, 2007 as compared to 2.72% for the nine months ended March 31, 2006.

Provision for Loan Loss

The provision for loan loss for the three months ended March 31, 2007 was $78,000, an increase of $28,000 or 56.0% over the three months ended March 31, 2006. The provision for loan loss for the nine months ended March 31, 2007 was $264,000, an increase of $179,000 or 210.6% over the nine months ended March 31, 2006. This was primarily due to an increase of $40.2 million in loans outstanding to $225.2 million as of March 31, 2007 compared to $185.0 million as of March 31, 2006.

Noninterest Income and Expense

Noninterest income for the three months ended March 31, 2007 was $677,000, a decrease of $21,000 or 3.0% from the three months ended March 31, 2006. This decrease was primarily due to an $115,000 reduction in net gains on securities sales. This was partially offset by an increase of $72,000 in service fee income. Noninterest expense for the three months ended March 31, 2007 was $2.7 million, a decrease of $26,000 or 1.0% over the three months ended March 31, 2006. This was primarily due to decreases in occupancy expense of $56,000 and other expenses of $62,000. This was partially offset by an increase in salaries and benefits expense of $92,000.

Noninterest income for the nine months ended March 31, 2007 was $2.0 million, an increase of $254,000 or 14.4% from the nine months ended March 31, 2006. This increase was primarily due to a $518,000 increase in service fee income during the nine months ended March 31, 2007. This was partially offset by a decrease of $304,000 in net gains on sales of securities. Noninterest expense for the nine months ended March 31, 2007 was $8.1 million, an increase of $764,000 or 10.4% over the nine months ended March 31, 2006. This increase was primarily due to an increase in salaries and benefits of $493,000 and an increase in other expenses of $271,000. A portion of these increases in noninterest expense was attributable to the operations of the new branches acquired in the fiscal year ended June 30, 2006 and the new supermarket branch opened in August 2006, which added to overall operating expenses.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven offices located in eastern Connecticut. Putnam Savings Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.’s common stock trades on the Nasdaq Global Market under the symbol PSBH. Investor information is available on Putnam Savings Bank’s web site at www.putnamsavings.com.

Statements contained in this news release which are not historical facts, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.

Statistical Summary

(Unaudited)

(Dollars in thousands)

	As of March 31, 2007	As of June 30, 2006	As of March 31, 2006
Assets
Cash and due from banks	$7,238	$6,695	$7,132
Federal funds sold	9,325	1,500	4,500

Total cash and cash equivalents	16,563	8,195	11,632
Investment securities, at fair value	221,020	245,107	214,175
Loans	225,213	202,053	185,039
Less: Allowance for loan loss	(1,814)	(1,582)	(1,485)

Net Loans	223,399	200,471	183,554
Premises and equipment	4,255	4,504	4,578
Bank owned life insurance	5,473	2,360	2,336
Core deposit intangible	1,156	1,353	1,423
Goodwill	6,912	6,912	6,912
Other assets	4,236	5,515	5,139

Total Assets	$483,014	$474,417	$429,749

Liabilities and Stockholders’ Equity
Deposits	$288,948	$296,965	$289,829
Borrowed funds	138,799	124,593	86,991
Mortgagors’ escrow accounts	754	1,130	659
Other liabilities	2,846	2,817	2,338

Total Liabilities	431,347	425,505	379,817
Total Stockholders’ Equity	51,667	48,912	49,932

Total Liabilities and Stockholders’ Equity	$483,014	$474,417	$429,749

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Income Statement
Interest and dividend income	$6,308	5,108	18,880	13,925
Interest expense	3,764	2,359	11,069	5,979

Net interest and dividend income	2,544	2,749	7,811	7,946
Provision for loan losses	78	50	264	85

Net interest income after provision for loan loss	2,466	2,699	7,547	7,861
Non-interest income	677	698	2,019	1,765
Non-interest expense	2,680	2,706	8,134	7,370

Income before income tax expense	463	691	1,432	2,256
Income tax expense	169	160	162	571

Net Income	$294	$531	$1,270	$1,685

	At or for the three months March 31,		At or for the nine months March 31,
Financial condition data:	2007	2006	2007	2006
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$451,848	$390,450	450,053	$359,434
Average interest-bearing liabilities	$385,694	$324,570	382,263	$292,458
Average interest-earning assets to average interest-bearing liabilities	117.15%	120.30%	117.73%	122.90%
Non-performing loans	$1,621	$69	1,621	$69
Non-performing loans to total loans	0.72%	0.04%	0.72%	0.04%
Allowance for loan losses	$1,814	$1,485	1,814	$1,485
Allowance for loan losses to total loans	0.81%	0.80%	0.81%	0.80%
Shareholders’ equity to assets	10.70%	11.62%	10.70%	11.62%

Selected operating data:
Return on average assets	0.25%	0.52%	0.36%	0.59%
Return on average equity (1)	2.26%	4.13%	3.23%	4.26%
Net interest rate spread	1.70%	2.36%	1.73%	2.44%
Net interest margin (2)	2.28%	2.86%	2.31%	2.94%
Efficiency ratio (3)	81.23%	79.15%	80.20%	76.42%

(1)    Net income divided by average equity capital excluding average unrealized gains or losses on available-for-sale securities.

(2)    Net interest margin represents net interest income divided by average total interest-earning assets.

(3)    Noninterest expense less intangible asset amortization expense divided by net interest income before provision for loan losses plus noninterest income, less gain (loss) on sale of other real estate owned, less gain (loss) on sale of investments, less gain (loss) on sale of fixed assets.

Per share data:
Earnings per share:
Basic	$0.04	$0.08	$0.19	$0.24
Diluted	$0.04	$0.08	$0.19	$0.24
Book value per share	$7.60	$7.27	$7.60	$7.27
Market price per share:
High for the period	$11.28	$11.10	$11.48	$11.10
Low for the period	$10.61	$10.41	$10.40	$10.00
Close at end of period	$10.90	$11.00	$10.90	$11.00
Cash dividends declared per share	$0.06	$0.06	$0.18	$0.17

Weighted-average common shares outstanding:
Basic	6,718,915	6,815,653	6,705,539	6,901,069
Diluted	6,811,501	6,949,396	6,812,622	7,031,253